     As filed with the Securities and Exchange Commission on June 17, 2002

                                                 Registration No. ______________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                               REDWOOD TRUST, INC.
             (Exact Name of registrant as specified in its charter)


            MARYLAND                                      68-0329422
-------------------------------                        ----------------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                           I.D. Number)


                         591 Redwood Highway, Suite 3100
                              Mill Valley, CA 94941
                                 (415) 389-7373
                    (Address of Principal Executive offices)

                          -----------------------------

                               Redwood Trust, Inc.
                      Executive Deferred Compensation Plan
                            (Full title of the Plan)

                          -----------------------------

                               George E. Bull, III
                Chairman of the Board and Chief Executive Officer
                               REDWOOD TRUST, INC.
                         591 Redwood Highway, Suite 3100
                              Mill Valley, CA 94941
                                 (415) 389-7373
 (Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

                          -----------------------------

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:
                            Phillip R. Pollock, Esq.
                                  Tobin & Tobin
                          500 Sansome Street, 8th Floor
                         San Francisco, California 94111
                                 (415) 433-1400

                          -----------------------------


--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
 TITLE OF SECURITIES     AMOUNT TO BE        OFFERING PRICE    AGGREGATE OFFERING         AMOUNT OF
 TO BE REGISTERED(1)     REGISTERED(4)      PER SECURITY(2)         PRICE(2)         REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------
 Executive Deferral
   Obligations(2)         $20,000,000             100%             $20,000,000            $1,840.00

 Common Stock
   par value $.01
   per share(3)
---------------------------------------------------------------------------------------------------------
        Total             $20,000,000                              $20,000,000            $1,840.00
=========================================================================================================

     (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Redwood Trust, Inc. Executive Deferred Compensation Plan (the "Plan").

     (2) The Executive Deferral Obligations are unsecured obligations of Redwood Trust, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan.

     (3) Subject to Footnote (4), there is being registered hereunder an indeterminate number of shares of Common Stock as may be issued pursuant to the Plan.

     (4) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $20,000,000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information required by Part I (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b) (1). Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

          (a) Our Annual Report on Form 10-K, and amendments thereto on Form 10-K/A, for the fiscal year ended December 31, 2001;

          (b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002; and,

          (c) The description of our Common Stock included in our registration statement on Form 8-A filed July 18, 1995 (Reg. No. 0-26434) and as amended by Form 8-A/A filed August 4, 1995, under the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment indicating that such Shares have been sold, or deregistering all of the Shares that, at the time of such post-effective amendment, remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (the "Incorporated Documents"); provided, however, the documents enumerated above or subsequently filed by the Registrant under such Sections of the Exchange Act in each year during which the offering made by the Registration Statement is in effect prior to the filing with the Commission of the Registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents to be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Under Redwood Trust, Inc.'s Executive Deferred Compensation Plan (the "Plan"), the Registrant will provide a select group of management, highly compensated employees and independent directors the opportunity to defer compensation and receive payment at a later date or dates in cash (the "Executive Deferral Obligations") or shares of the Registrant's common stock that Plan participants may purchase with funds accrued in their deferral accounts as described below. The obligations of the Registrant will be unsecured general obligations of the Registrant to pay the deferred compensation in the future and will rank with other unsecured and unsubordinated debt of the Registrant.

     Participants may make irrevocable elections to defer receipt of their annual Base Salary, Annual Bonus, Cash DERs, Incentive Payments, Retainers or Fees (each such election shall be referred to as a "Deferral Election" and the amount deferred pursuant to such an election the "Deferral") for a Plan Year in accordance with the Plan rules.

     Participants will be eligible to make a Deferral Election only if they are Employees or Directors on the dates such elections are made.

     All amounts deferred pursuant to a Participant's Deferral Elections under the Plan will be allocated to a bookkeeping account in the name of the Participant ("Deferral Account") and the Registrant will maintain a separate subaccount under a Participant's Deferral Account for each Deferral. Deferrals will be credited to the Deferral Account as of the Deferral Crediting Date coinciding with or next following the date on which, in the absence of a Deferral Election, the Participant would otherwise have received the Deferral. A "Deferral Crediting Date" means the business day coinciding with or next following the date the Compensation being deferred would otherwise have been received by the Participant.

     A Participant must make an investment election at the time of each Deferral Election. The investment election must be made pursuant to such rules as the Registrant may prescribe and must designate the portion of the Deferral which is to be treated as invested in each investment alternative. The Plan provides for two investment alternatives as follows:

     (1) STOCK EQUIVALENT ACCOUNT. Under the Stock Equivalent Account, the value of the Participant's Deferral will be determined as if the Deferral were invested in the Company's common stock as of the Deferral Crediting Date. For all Deferrals other than Deferrals of Incentive Payments, the number of shares of common stock equivalents to be credited to the Participant's Deferral Account and appropriate subaccounts on each Deferral Crediting Date will be determined by dividing the Deferral to be "invested" on that date by the closing price of the Company's common stock on the New York Stock Exchange Composite Transaction Tape on the business day preceding the Deferral Crediting Date ("Market Value"). Fractional stock equivalents will be computed to two decimal places. In the case of Deferrals of Incentive Payments, the number of shares of common stock equivalent shares to be credited to the Deferral Account will be the number of shares of common stock which would otherwise have been payable under the Incentive Payment to the Participant on or prior to the Deferral Crediting Date but as to which the Participant has elected to defer delivery pursuant to the terms of the Plan. An amount equal to the number of common stock equivalents multiplied by the dividend paid per share on the Company's common stock on each dividend record date will be payable in cash to the Participant on the related dividend payment date. The Participant may elect at the time of the Deferral Election to have such amount credited to the Interest Account. Except as the Committee may otherwise permit upon request of the Participant, the number of shares of the Company's common stock to be paid to a Participant on a Distribution Date with respect to any Deferral subaccount in the Stock Equivalent Account will be equal to the number of common stock equivalents accumulated in the Deferral subaccount as of such Distribution Date divided by the total number of payments remaining to be made from such Deferral subaccount. Shares of common stock paid in respect of an Incentive Payment Deferral will be deemed to be issued and delivered pursuant to the incentive plan of the Company under which such Incentive Payment was granted; all other shares paid to Participants will be deemed to be issued and delivered pursuant to the Plan. All payments from the Stock Equivalent Account will be made in whole shares of the Company's common stock with fractional shares credited to federal income taxes withheld.

     (2) INTEREST ACCOUNT. Under the Interest Account, interest will be credited to each subaccount in the Participant's Deferral Account once per year as of each January 1 (a "Valuation Date"). The rate of interest to be applied on each Valuation Date shall be the Rate of Return for the most recent calendar year ended prior to such Valuation Date. The Rate of Return shall be applied to the average balance in each subaccount during such prior fiscal year, such average balance to be computed on an actual daily basis and excluding any amounts distributed during such prior fiscal year to the Participant. Calculation of the interest credits shall be made as soon as practicable following the completion of the independent accountant's audit of the Company's financial statements each year and the Committee's determination of the proper Rate of Return for that year, and application of the interest credits will be effective as of the applicable Valuation Date. Any Participant's distributions made prior to the completion of the Committee's determination of the Rate of Return shall be based upon the conservative estimate by the Chief Financial Officer of the Company of the credits to be applied, if any, once the Committee has determined the Rate of Return, and following the Committee's determination of any adjustments necessary to reflect the proper credits will be made with the Participant on May 1 of that year. With respect to the distribution of a Deferral subaccount in the Interest Account, except as the Committee may otherwise permit upon request of the Participant, the amount to be paid to the Participant from such subaccount on a Distribution Date shall be the sum of (A) an amount determined by dividing the balance in the subaccount as of the latest Valuation Date (including interest accrued through the latest Valuation Date) by the total number of payments remaining to be made from such Deferral subaccount and (B) interest accrued during the Plan Year of distribution on the amount determined under (A) for the Interim Period at the Interim Rate of Return. Each lump sum payment, each installment payment and any other payment of balances in the Participant's Interest Account shall be accompanied by an amount of accrued interest on such payment at the Interim Rate of Return for the Interim Period. All payments from the Interest Account shall be made in cash.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

     The law also provides for comparable indemnification for corporate officers and agents. The Registrant's Charter provides that its directors and officers shall, and its agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

     The Maryland General Corporation Law (the "Maryland GCL") permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

     3.3.3* Bylaws of the Registrant, dated January 24, 2002.

     5.1 Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)

     5.2 Opinion of GnazzoThill, A Professional Corporation, as to certain ERISA matters (including consent of such firm)

     8.1 Opinion of GnazzoThill, A Professional Corporation, as to certain tax matters (including consent of such firm)

    10.14.7 2002 Redwood Trust, Inc. Executive Deferred Compensation Plan

    23.1    Consent of Tobin & Tobin (included in Exhibit 5.1)

    23.2 Consent of GnazzoThill, A Professional Corporation (included in Exhibits 5.2 and 8.1)

    23.3    Consent of PricewaterhouseCoopers LLP, independent accountants.

    24.1    Power of Attorney (included in signature page)


-------------
* Incorporated by reference to the correspondingly numbered exhibit to the current report on Form 10-K filed by the Registrant with the Securities and Exchange Commission on April 1, 2002 (Commission file no. 1-13759).

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs a(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mill Valley, County of Marin, State of California, on June 10, 2002.

                                         REDWOOD TRUST, INC.

                                         By: /s/ George E. Bull III
                                             ------------------------------
                                             George E. Bull III
                                             Chairman of the Board and
                                             Chief Executive Officer

     We, the undersigned Directors and Officers of Redwood Trust, Inc., do hereby constitute and appoint George E. Bull III, Douglas B. Hansen and Harold
F. Zagunis, and each of them individually, our true and lawful attorney[s] and agent[s], to do any and all acts and things in our name and behalf in our capacities as directors, officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney[s] and agent[s] may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                        POSITION                            DATE
---------                        --------                            ----
/s/ George E. Bull III           Chairman of the Board and Chief     June 10, 2002
-----------------------------    Executive Officer and Director
George E. Bull III               (principal executive officer)


/s/ Douglas B. Hansen            President and Director              June 10, 2002
-----------------------------
Douglas B. Hansen


/s/ Harold F. Zagunis            Chief Financial Officer,            June 10, 2002
-----------------------------    Treasurer, Vice President,
Harold F. Zagunis                Controller and Secretary
                                 (principal financial officer and
                                 principal accounting officer)

/s/ Thomas C. Brown              Director                            June 10, 2002
-----------------------------
Thomas C. Brown


/s/ Mariann Byerwalter           Director                            June 10, 2002
-----------------------------
Mariann Byerwalter


/s/ Charles J. Toeniskoetter     Director                            June 10, 2002
-----------------------------
Charles J. Toeniskoetter


SIGNATURE                         POSITION                        DATE
---------                         --------                        ----
/s/ Richard D. Baum               Director                        June 10, 2002
-----------------------------
Richard D. Baum


/s/ David L. Tyler                Director                        June 10, 2002
-----------------------------
David L. Tyler


     The Plan. Pursuant to the requirements of the Securities Act of 1933, the members of the registrant's compensation committee (which administers the Plan) have duly caused this registration statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Mill Valley, County of Marin, State of California, on June 10, 2002.

                                        REDWOOD TRUST, INC.
                                        EXECUTIVE DEFERRED COMPENSATION PLAN

                                        By: Redwood Trust Compensation Committee

     We, the undersigned members of the compensation committee of Redwood Trust, Inc., do hereby constitute and appoint George E. Bull III , Douglas B. Hansen and Harold F. Zagunis, and each of them individually, our true and lawful attorney[s] and agent[s], to do any and all acts and things in our name and behalf in our capacities as members of the compensation committee and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney[s] and agent[s] may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                         POSITION                                DATE
---------                         --------                                ----
/s/ Thomas C. Brown               Member of Compensation Committee        June 10, 2002
-----------------------------
Thomas C. Brown


/s/ Mariann Byerwalter            Member of Compensation Committee        June 10, 2002
-----------------------------
Mariann Byerwalter


/s/ Richard D. Baum               Member of Compensation Committee        June 10, 2002
-----------------------------
Richard D. Baum


/s/ David L. Tyler                Member of Compensation Committee        June 10, 2002
-----------------------------
David L. Tyler

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION OF DOCUMENT                                  PAGE NO.
-----------    -----------------------                                  --------
  3.3.3*       Bylaws of the Registrant, dated January 24, 2002.........

  5.1          Opinion of Tobin & Tobin, a professional corporation,
               as to legality (including consent of such firm)..........

  5.2          Opinion of GnazzoThill, A Professional Corporation,
               as to certain ERISA matters (including consent of
               such firm)...............................................

  8.1          Opinion of GnazzoThill, A Professional Corporation,
               as to certain tax matters (including consent of
               such firm)...............................................

 10.14.7       2002 Redwood Trust, Inc. Executive Deferred Compensation
               Plan.....................................................

 23.1          Consent of Tobin & Tobin (included in Exhibit 5.1).......

 23.2          Consent of GnazzoThill, A Professional Corporation
               (included in Exhibits 5.2 and 8.1).......................

 23.3          Consent of PricewaterhouseCoopers LLP, independent
               accountants..............................................

 24.1          Power of Attorney (included in signature page)...........

---------
* Incorporated by reference to the correspondingly numbered exhibit to the current report on Form 10-K filed by the Registrant with the Securities and Exchange Commission on April 1, 2002 (Commission file no. 1-13759).